SUBITEM 77H  Changes
in control of registrant
FEDERATED ADJUSTABLE
RATE SECURITIES FUND
As of October 1 2008
Charles Schwab & Co
Inc has attained control
 of the Registrant by
acquiring 4108 of the
 voting securities of
the Registrant

 Must be greater than 25